SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)1

                                AYDIN Corporation
--------------------------------------------------------------------------------
                                (Name of issuer)

                          COMMON STOCK, $1.00 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    054681101
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 April 14, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

         Note. six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 8 Pages)

------------------
     1            The  remainder  of this  cover  page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                     --------------------------------
CUSIP No. 054 68 1101              13D          Page 2 of 8 Pages
---------------------------                     --------------------------------

================================================================================
     1      NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                              STEEL PARTNERS II, L.P.
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                                                                         (b) / /
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      SOURCE OF FUNDS*
                  WC
--------------------------------------------------------------------------------
     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6      CITIZENSHIP OR PLACE OR ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF          7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                        -0-
  OWNED BY
    EACH
 REPORTING
PERSON WITH
             -------------------------------------------------------------------
                    8         SHARED VOTING POWER

                                    -0-
             -------------------------------------------------------------------
                    9         SOLE DISPOSITIVE POWER

                                    -0-
             -------------------------------------------------------------------
                   10         SHARED DISPOSITIVE POWER

                                    -0-
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON

                   -0-
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        N/A
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                     --------------------------------
CUSIP No. 054 68 1101              13D          Page 3 of 8 Pages
---------------------------                     --------------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                  WARREN G. LICHTENSTEIN
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                         00
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                         USA
--------------------------------------------------------------------------------
  NUMBER OF             7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                              -0-
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                 ---------------------------------------------------------------
                        8         SHARED VOTING POWER

                                           -0-
                 ---------------------------------------------------------------
                        9         SOLE DISPOSITIVE POWER

                                           -0-
                 ---------------------------------------------------------------
                       10         SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         -0-
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                             N/A
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                         IN
================================================================================


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                     --------------------------------
CUSIP No. 054 68 1101              13D          Page 4 of 8 Pages
---------------------------                     --------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                  SANDERA PARTNERS, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         TEXAS
--------------------------------------------------------------------------------
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                               -0-
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8         SHARED VOTING POWER

                                           -0-
                ----------------------------------------------------------------
                        9         SOLE DISPOSITIVE POWER

                                           -0-
                ----------------------------------------------------------------
                       10         SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         -0-
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            N/A
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                         PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                     --------------------------------
CUSIP No. 054 68 1101              13D          Page 5 of 8 Pages
---------------------------                     --------------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                  NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*

                         WC
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                         DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF             7         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                              -0-
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                 ---------------------------------------------------------------
                        8         SHARED VOTING POWER

                                           -0-
                 ---------------------------------------------------------------
                        9         SOLE DISPOSITIVE POWER

                                           -0-
                 ---------------------------------------------------------------
                       10         SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         -0-
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            N/A
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                         PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                     --------------------------------
CUSIP No. 054 68 1101              13D          Page 6 of 8 Pages
---------------------------                     --------------------------------

================================================================================
     1          NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                      MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         00
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         USA
--------------------------------------------------------------------------------
 NUMBER OF              7         SOLE VOTING POWER
   SHARES
BENEFICIALLY                               -0-
  OWNED BY
    EACH        ----------------------------------------------------------------
 REPORTING
PERSON WITH
                        8         SHARED VOTING POWER

                                           -0-
                ----------------------------------------------------------------
                        9         SOLE DISPOSITIVE POWER

                                           -0-
                ----------------------------------------------------------------
                       10         SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         -0-
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         N/A
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                         IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                     --------------------------------
CUSIP No. 054 68 1101              13D          Page 7 of 8 Pages
---------------------------                     --------------------------------


         The following constitutes Amendment No. 4 to the Schedule 13D filed on July 30, 1998 (the "Schedule 13D"). Unless otherwise indicated, all defined terms used herein shall have the same meanings respectively assigned to them in the Schedule 13D.

Item 5 is amended to add the following:

Item 6.  Purpose of Transaction

                  On March 5, 1999, L-3 Communications Corporation, (the "Parent"), and Angel Acquisition Corporation (the "Purchaser"), a wholly-owned subsidiary of the Parent, commenced a tender offer (the "Offer") for all of the issued and outstanding shares of Common Stock for a cash price of $13.50. In connection therewith, Steel Partners II, L.P., Sandera Partners, L.P. and Newcastle Partners, L.P. (collectively, the "Tender Parties") entered into a Tender Agreement, pursuant to which the Tender Parties agreed to validly tender pursuant to the Offer (and not thereafter to withdraw) all shares of the Common Stock owned by them pursuant to and in accordance with the terms of the Offer. The Reporting Persons tendered all of their shares of Common Stock pursuant to the Tender Agreement. The shares of Common Stock were accepted for payment by the Purchaser pursuant to the Offer on April 14, 1999.

Item 5(e) is hereby amended to add the following:

Item 5.  Interest in the Securities of the Issuer.

                  (e) The Reporting Persons ceased to be the beneficial owner of any shares of Common Stock of the Issuer effective April 14, 1999, when such shares of Common Stock were accepted for payment by the Purchaser pursuant to the Offer.

---------------------------                     --------------------------------
CUSIP No. 054 68 1101              13D          Page 8 of 8 Pages
---------------------------                     --------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   April 15, 1999               STEEL PARTNERS II, L.P.

                                      By: Steel Partners, L.L.C. General
                                          Partner

                                      By:/s/ Warren G. Lichtenstein
                                         ---------------------------------------
                                         Warren G. Lichtenstein
                                         Chief Executive Officer


                                       /S/ Warren G. Lichtenstein
                                      ------------------------------------------
                                         WARREN G. LICHTENSTEIN

                                      SANDERA PARTNERS, L.P.

                                      By: Sandera Capital Management L.P.
                                          General Partner

                                      By: Sandera Capital, L.L.C.
                                          General Partner

                                      By: /s/ Mark E. Schwarz
                                         ---------------------------------------
                                          Mark E. Schwarz
                                          Vice President and Managing
                                          Member

                                      NEWCASTLE PARTNERS, L.P.

                                      By: /s/ Mark E. Schwarz
                                         ---------------------------------------
                                          Mark E. Schwarz
                                          General Partner


                                      /s/ Mark E. Schwarz
                                      ------------------------------------------
                                      Mark E. Schwarz